Exhibit 23.1


Consent Of Coopers & Lybrand L.L.P.


We consent to the incorporation by reference in the registration statements of Tredegar Industries, Inc. on Form S-3 (File No. 33-57268) and on Forms S-8 (File No. 33-31047, File No. 33-50276, File No. 33-64647 and File No. 33-12985) of our
report dated January 14, 1998, except for the information presented in Note 19, for which the date is February 6, 1998, on our audits of the consolidated financial statements of Tredegar Industries, Inc. and subsidiaries as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, which report appears on page 34 of the 1997 Annual Report to Shareholders of Tredegar Industries, Inc.

                                                    /s/ Coopers & Lybrand L.L.P.


COOPERS & LYBRAND L.L.P.



Richmond, Virginia
March 10, 1998